EXHIBIT 99.1

Ann Parker, Director Investor Relations 605-988-1000 ann.parker@lodgenet.com	Mike Smargiassi Brainerd Communicators 212-986-6667 smarg@braincomm.com
LODGENET ANNOUNCES PRICING AND RECEIVES THE REQUISITE CONSENTS
PURSUANT TO ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS
9 1/2% SENIOR SUBORDINATED NOTES DUE 2013
     SIOUX FALLS, APRIL 10, 2007 — LodgeNet Entertainment Corporation (NASDAQ:LNET) (the “Company”) announced today the consideration to be paid in the tender offer and consent solicitation and that it has received the requisite tenders and consents from holders of its 9 1/2% Senior Subordinated Notes due 2013 (the “Notes”) to amend the Indenture governing such Notes. On March 26, 2007, the Company commenced a cash tender offer and consent solicitation relating to all of the $200,000,000 outstanding principal amount of the Notes.
     The tender offer consideration for Notes validly tendered and not revoked by 8:00 a.m., New York City time, on April 23, 2007, and accepted for payment will be $1,060.11 per $1,000 principal amount of the Notes. Holders who validly tendered Notes and delivered consents on or prior to the expiration of the consent solicitation on April 9, 2007 also will receive a consent payment of $30 per $1,000 principal amount of Notes, for total consideration of $1,090.11 per $1,000 principal amount of Notes. In addition to the consideration payable in respect of the Notes purchased in the tender offer and the consents given in the consent solicitation, the Company will pay accrued and unpaid interest to, but not including, the settlement date.
     The tender offer consideration was determined as of 11:00 a.m., New York City time, on April 9, 2007, by reference to a fixed spread of 50 basis points above the bid side yield on the 4.875% U.S. Treasury Note due May 31, 2008 and a settlement date of April 10, 2007.
     The consent date relating to the consent solicitation expired at 5:00 p.m. New York City Time, on April 9, 2007. On or prior to the consent date, holders of a majority of the Notes had tendered their Notes and consented to the proposed amendments to the Indenture governing the Notes and related documents.
     The Company intends to promptly enter into a supplemental indenture at which time the proposed amendments described in the Offer to Purchase and Solicitation of Consents will be effective. The proposed amendments will not become operative, however, unless and until the Notes are accepted for purchase pursuant to the terms of the tender offer.
     The amendments delete substantially all of the Company’s material covenants and events of default under the original Indenture. The tender offer for the Notes is being financed with a portion of the Company’s new $675 million credit facility, which the Company has previously announced.

     The tender offer for the Notes will expire at 8:00 a.m., New York City time, on Monday, April 23, 2007, unless extended or earlier terminated. The tender offer is subject to the satisfaction of certain conditions.
     Bear, Stearns & Co. Inc. and Credit Suisse Securities (USA), LLC are acting as Dealer Managers for the tender offer and as the Solicitation Agents for the consent solicitation. The depositary for the tender offer is HSBC Bank USA. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Solicitation of Consents dated March 26, 2007, and related Letter of Transmittal and Consent (together, the “Offer Documents”), which more fully set forth the terms and conditions of the tender offer and consent solicitation.
     Questions regarding the tender offer and consent solicitation may be directed to Bear, Stearns & Co., Inc. at (212) 272-5112 (collect) or (877) 696-BEAR (toll free) or to Credit Suisse Securities (USA) LLC at (212) 325-7596 (collect). Requests for copies of the Offer Documents may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers only) or (888) 644-5854 (toll free).
     The tender offer and consent solicitation are being made solely on the terms and conditions set forth in the Offer Documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. The tender offer and consent solicitation are being made solely by the Company’s Offer Documents. This press release also is not a solicitation of consents to the proposed amendments to the indenture. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.
About LodgeNet
     LodgeNet Entertainment Corporation (www.lodgenet.com) is a world leader in interactive TV and broadband solutions to hotels throughout the United States and Canada as well as select international markets. These services include on-demand movies, on-demand games, music and music videos, subscription sports programming and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet and its subsidiaries provide interactive services to more than 1.8 million hotel rooms in more than 9,300 hotel properties worldwide. In addition, LodgeNet is a leading innovator in the delivery of on-demand patient education, information and entertainment to healthcare facilities. LodgeNet is listed on NASDAQ and trades under the symbol LNET.
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